Exhibit 99.1

Medi-Hut Announces the Commencement of Litigation against Former
Accounting Firms Rosenberg, Rich, Baker, Berman & Company and Koenig, Russo & Associates

    WALL TOWNSHIP, N.J.--(BUSINESS WIRE)--Jan. 12, 2004--Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it has commenced litigation against two of its former accounting firms, Rosenberg, Rich, Baker, Berman & Company ("Rosenberg"), which served as Medi-Hut's independent auditor and principal accounting firm from February 1998 to March 2003, excluding a three week period in early 2002, and Koenig, Russo & Associates ("Koenig"), an accounting consultant engaged by Medi-Hut to review various tax documents, financial statements and filings by the Company with the Securities and Exchange Commission (the "SEC"). Robert S. Russo, a former officer and director of Medi-Hut and a defendant in a litigation commenced by the Company against certain of its former officers and directors in December 2003, is a principal of Koenig. In its complaint, Medi-Hut alleges that Rosenberg and Koenig, through their negligence and accounting malpractice, caused the Company to suffer significant damage and incur substantial costs. The Company alleges in its complaint that as a result of such negligence and accounting malpractice, Rosenberg and Koenig failed to detect or simply ignored a scheme by certain of the Company's former officers and directors to overstate Medi-Hut's revenues and earnings through fraudulent accounting practice, which had a devastating impact on the Company. The Company also alleges in its complaint that, as a result of their negligence and accounting malpractice, Rosenberg and Koenig failed to uncover and/or disclose the materially false and misleading financial information contained in the periodic reports filed by the Company with the SEC and otherwise disseminated to the general public, investors and financial advisors and brokers.
    The Company is seeking compensatory damages, consequential damages and punitive damages, and the costs of the litigation, including approximately $800,000 incurred by the Company for legal costs and expenses associated with actions by the SEC and others against the Company and certain of its former officers and directors, $400,000 that Medi-Hut has agreed to pay in settlement of the consolidated class action currently pending against the Company and the value of the 861,990 shares of Medi-Hut common stock that Medi-Hut has agreed to issue to the members of the consolidated class action to settle such matter.
    Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

    CONTACT: Medi-Hut Co., Inc.
             Tom Gifford, 732-919-2799, Ext. 1719
             Fax: 732-919-2798